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                                                                      EXHIBIT 11
                               COMNET CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                 (IN THOUSANDS)
                                   UNAUDITED


                                                          For the Three Month Period          For the Six Month Period
                                                              Ended September 30,                 Ended September 30,
                                                        ------------------------------        ----------------------------
                                                            1996             1995                 1996            1995
                                                           (FY97)           (FY96)               (FY97)          (FY96)
                                                        ------------     -------------        ------------   -------------
Net earnings                                           $       154      $      604            $      (10)    $    1,019
  Less:  Preferred Stock dividend                             (44)             (44)                  (88)           (88)
                                                        ------------        -------           ------------     ---------

Primary earnings (loss)                              (A)       110             560                   (98)           931
  Plus:  Preferred Stock dividend                               44              44                     88            88
  Plus:  Excess funding, net of income taxes                                    80
                                                        ------------        -------           ------------     ---------

Fully diluted earnings                               (B)       154             684                   (10)         1,019
                                                        ============        =======           ============     =========

Weighted average shares outstanding                  (C)     3,265           3,104                  3,257         3,092

Dilutive common stock equivalents for primary
    earnings per share                                      - - -                                  - - -          - - -
                                                         -----------        -------           ------------     ---------


Weighted average shares and common equivalent
    shares outstanding for primary earnings per
    share                                                    3,265           3,104                  3,257         3,092
                                                         ===========        =======           ============     =========


Additional equivalent shares assuming full
    dilution                                                   147             609                    148           147
                                                         -----------        -------           ------------     ---------

Weighted average shares and common equivalent
    shares for fully diluted earnings per share      (D)     3,412           3,713                  3,405         3,239
                                                         -----------        -------           ------------     ---------

Earnings per share

  Primary                                         (A)(C)      0.03          (0.18)                 (0.03)          0.30
                                                         ===========        =======           ============     =========

  Fully Diluted (1)                               (B)(D)      0.03          (0.18)                 (0.03)          0.30
                                                         ===========        =======           ============     =========


(1) Not presented on the Consolidated Statements of Earnings because fully diluted earnings per share had a differential less than 3% of primary earnings per share.